Exhibit 10.9
COMMERCIAL VEHICLE GROUP, INC.
SECOND AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED CASH AWARD AGREEMENT
BASED ON EBITDA AND STOCK PRICE

James R. Ray (the “Grantee”) is granted, effective as of June 2, 2026, a performance award (the “Award”) of 251,309 performance shares with a potential payout in the form of cash, as set forth below subject to the terms and conditions of this Agreement and the Second Amended and Restated 2020 Equity Incentive Plan (the “Plan”) of Commercial Vehicle Group, Inc. (the “Company”). To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan.

1.Earning Cash Awards under the 2026 Long Term Incentive Plan:
The 2026 Long Term Incentive Plan provides for participants to earn cash awards based on the greater of either EBITDA performance or stock price performance as provided for in this Agreement.

The EBITDA component is measured at the end of each year (the “EBITDA Performance Period”) and weighted as 1/3 of the potential EBITDA payout for the performance period. EBITDA, for any period means Earnings Before Interest, Taxes, Depreciation, and Amortization, a financial metric that measures the Company's operational profitability by excluding non-operating expenses and non-cash items.

The stock price component will be measured beginning on the first day of month-19 (July 1, 2027) through the last day of month-36 (December 31, 2028) (the “Stock Price Performance Period”).

For the 2026 plan year, the performance goals and performance periods used for calculating the potential payout are set forth below.

Two Conditions for Cash Payout
1.The higher of the EBITDA hurdle payout level that is met during an EBITDA Performance Period compared to the highest stock price hurdle payout level that is maintained for 20-consecutive trading days during the Stock Price Performance Period, as set forth above, determines the number of performance shares of CVG stock that are “banked” for potential payout; and
2.The Grantee must remain an employee on the vesting date, i.e., December 31, 2028. The payment, if any, will be made as soon as administratively possible after EBITDA and stock price performance are approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”) following December 31, 2028 (the “Determination Date”).
Based on the determination of the above two conditions, the Grantee will receive the cash value of the performance shares (as of the Determination Date) of CVG stock as set forth above.

The calculation of any payout is explained in Exhibit 1 with examples and incorporated herein by reference.

2.Post-Vesting Restrictions. For a period of one-year following the vesting of stock earned under this Agreement, the Grantee shall not directly or indirectly sell such stock.

(a)Committee Authority. The Committee shall in good faith make all determinations necessary or appropriate to determine whether the performance conditions hereunder have been satisfied. The Committee’s determinations shall be final, binding and conclusive upon all parties, absent manifest error or bad faith.
(b)Adjustments. Notwithstanding any other provision herein to the contrary, in the event of an exchange, tender offer, sale, merger, consolidation, recapitalization, split, combination or otherwise of the Company, that is closed any time between (a) grant date and June 30, 2027 (the “First Transaction Closing Date”), and the transaction is valued on such closing date with the CVG stock at a price greater than $2.00 per share, then the stock price on the First Transaction Closing Date may determine the Payout Level when compared to the Stock Price Hurdle in the chart above, or (b) July 1, 2027 and December 31, 2028 (the “Second Transaction Closing Date”), and the transaction is valued on such closing date with the CVG stock at a price greater than any one or all of the stock price hurdles already reached, if applicable, then the stock price on the Second Transaction Closing Date shall determine the Payout Level when compared to the Stock Price Hurdle in the chart above. The Committee shall calculate the Payout Level preserving the intended economic benefits hereunder. The Committee’s adjustment shall be made in accordance with this provision and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement, absent manifest error or bad faith.
(c)Forfeiture of Unearned Award. Any portion of the Award hereunder that does not become earned in accordance with the provisions of this Agreement shall be automatically forfeited and cancelled at no value without any consideration being paid therefore and otherwise without any further action of the Company whatsoever.
3.Termination:
(a)General. Except as provided in Section 2(b) hereof, or unless otherwise determined by the Committee in its sole discretion, in the event of the Grantee’s termination of employment or other service with the Company and its Subsidiaries for any reason prior to the expiration of the Performance Period, the Award hereunder shall be automatically forfeited and cancelled as of the date of such termination without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. In the event of the Grantee’s termination of employment or other service with the Company and its Subsidiaries for any reason on or following expiration of the Performance Period, the Grantee shall retain the right to receive payment of the Award hereunder in accordance with the provisions of Section 1 hereof, provided that upon a termination for Cause at any time prior to payment of the Award hereunder, the Award shall be automatically forfeited and cancelled for no value without any consideration being paid therefore and otherwise without any further action of the Company whatsoever.
(b)Rule of 66. If Grantee’s employment with the Company terminates (other than for Cause) prior to the expiration of the Performance Period and on or after Grantee’s Rule of 66 Date, as defined below, then the Award shall be earned on a pro-rata basis and paid based on each EBITDA and stock price measurement calculated through the end of the Performance Period, as if the Grantee remained an active employee of the Company. For this purpose, the “Rule of 66 Date” means the date that the sum of the Grantee’s age plus total Service, as defined below, is equal to or greater than sixty-six (66), so long as Grantee’s age is equal to or greater than 60. “Service” means the aggregate number of completed years of continued employment with the Company, as conclusively determined by the Company without regard to any later determinations or findings regarding Grantee’s employment status by any third party.

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(c)Expiration of Performance Period on Change in Control. Notwithstanding any other provision herein to the contrary, in the event of a Change in Control prior to the expiration of the Performance Period, the Award shall be earned based on the greater of EBITDA calculated through the day prior to closing date of the Change in Control (which date shall be deemed the end of the Performance Period in such event), or the stock price calculation as set forth in the Section above titled “Adjustments”, provided, however, the Award earned and paid shall be the greater of the Target Award or the amount set forth in the chart in Section 1 above if performance is above the Target Award, subject to any terms and conditions set forth in the Plan.
4.Confidentiality.
(a)Non-use and Non-Disclosure of Confidential Information. Grantee acknowledges that the Company and its subsidiaries continually develop Confidential Information (defined below), that the Grantee may develop Confidential Information for the Company or its subsidiaries during Grantee’s employment with the Company, and that Grantee may learn of Confidential Information during the course of such employment. Grantee will comply with the policies and procedures of the Company and its subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his or her duties and responsibilities to the Company and its subsidiaries), any Confidential Information obtained by Grantee incident to his or her employment or other association with the Company or any of its subsidiaries. Grantee agrees to only use the Company’s Confidential Information as necessary to perform his or her job during employment with the Company. Grantee understands that this restriction shall continue to apply after his or her employment terminates, regardless of the reason for such termination. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Grantee, shall be the sole and exclusive property of the Company and its subsidiaries. Grantee shall safeguard all Documents and shall surrender to the Company at the time his or her employment terminates, or at such earlier time or times as the Company may specify, all Documents then in the Grantee’s possession or control.
(b)Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its subsidiaries that is not generally known by others with whom the Company or its subsidiaries compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company or its subsidiaries, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its subsidiaries, (ii) the Company and its subsidiaries Products (defined below), (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) the identity and special needs of the customers of the Company and its subsidiaries and (v) the people and organizations with whom the Company and its subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its subsidiaries have received, or may receive hereafter, from others which was received by the Company or any of its subsidiaries with any understanding, express or implied, that the information would not be disclosed. For purposes of this Agreement, “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its subsidiaries, together with all services provided or planned by the Company or any of its subsidiaries, during Grantee’s employment with the Company or any of its subsidiaries.
5.Restricted Activities. Grantee, as a condition to the Award and in consideration of Participant's continued employment by the Company and/or its subsidiaries, agrees that some restrictions on Grantee’s activities during and after his or her employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its subsidiaries and agrees as follows:
(a)Noncompetition. For a period of time beginning on the date Grantee executes a copy of this Agreement and continuing for a period ending on the date which is one (1) year after Grantee’s employment terminates (the “Noncompetition Period”) Grantee shall not, whether as owner, partner, investor, consultant, agent, Grantee, co-venturer or otherwise, engage in, assist or have any active interest in a business that competes with the Company or any of its subsidiaries (“Competing Business Line”) or otherwise compete with the Company or any of its subsidiaries: (i) anywhere throughout the world; (ii) in North America; (iii) in the United States; and/or (iv) in those states of the United States in which the Company or any of its subsidiaries

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sells products or conducts business activities. Specifically, but without limiting the foregoing, Grantee agrees that during the Noncompetition Period, Grantee shall not: (A) undertake any planning for any business competitive with the Company or any of its subsidiaries; or (B) engage in any manner in any activity that is competitive with the business of the Company or any of its subsidiaries. For the purposes of this Section 4, Grantee’s undertaking shall encompass all items, products and services that may be used in substitution for Products.
(b)Conflict of Interest. Grantee agrees that, during his or her employment with the Company, he or she will not undertake any outside activity, whether or not competitive with the business of the Company or its subsidiaries that could reasonably give rise to a conflict of interest or otherwise interfere with his or her duties and obligations to the Company or any of its subsidiaries.
(c)Non-solicitation. Grantee further agrees that while he or she is employed by the Company and during the Noncompetition Period, Grantee will not, (i) hire or attempt to hire any employee of the Company or any of its subsidiaries, (ii) hire or attempt to hire any independent contractor providing services to the Company or any of its subsidiaries, (iii) assist in hiring or any attempt to hire anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company or any of its subsidiaries to terminate his or her relationship with the Company or any of its subsidiaries, or (v) solicit or encourage any customer or vendor of the Company or any of its subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any competing business or activity. For purposes of Grantee’s obligations hereunder during that portion of the Noncompetition Period that follows termination of Grantee’s employment, employee, independent contractor, customer or vendor of the Company or any of its subsidiaries shall mean any Person who was such at any time during the six (6) months immediately preceding the date of the termination of Grantee’s employment.
(d)Enforceability. In the event that the one (1) year period stated above is held unenforceable by a court of competent jurisdiction due to its length, then the period shall be six (6) months, or such other time as determined enforceable by such court.
6.Non-Inducement. Grantee will not directly or indirectly assist or encourage any person or entity in carrying out or conducting any activity that would be prohibited by this Agreement if such activity were carried out or conducted by Grantee.
7.Assignment of Rights to Intellectual Property. Grantee shall promptly and fully disclose all Intellectual Property (defined below) to the Company. Grantee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Grantee’s full right, title and interest in and to all Intellectual Property. Grantee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Grantee will not charge the Company for time spent complying with these obligations. All copyrightable works that Grantee creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Section 8, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Grantee (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company or any of its subsidiaries) during Grantee’s employment with the Company or any of its subsidiaries (including prior to the Effective Date if applicable) that relate to either the Products or any prospective activity of the Company or any of its subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its subsidiaries.
8.Consideration and Acknowledgments. Grantee acknowledges and agrees that the covenants described in Sections 3 through 6 of this Agreement are essential terms, and the underlying Award would not be provided by the Company in the absence of these covenants. Grantee further acknowledges that these covenants are supported by adequate consideration as set forth in this Agreement, that full compliance with these covenants will not prevent Grantee from earning a livelihood following the termination of his or her employment, and that these covenants do not place undue restraint on Grantee and are not in conflict with any public interest. Grantee acknowledges that (i) Grantee has had access to Company’s trade secrets and Confidential Information at the highest levels, including without limitation manufacturing and marketing strategy, customer strategy and lists, technical know-how, product and process research and development, and business plans, (ii) Grantee has had access to Confidential Information regarding and has been privy to discussions and strategy sessions at the highest levels of the

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Company regarding all aspects, business lines and product segments of the Company, and (iii) that these trade secrets and Confidential Information would inevitably be disclosed were Grantee to work for a competitor. Grantee further acknowledges and agrees that Grantee fully understands these covenants, has had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, that these covenants are reasonable and enforceable in every respect, and has voluntarily agreed to comply with these covenants for their stated term. Grantee agrees that in the event he or she is offered employment with a competing business at any time in the future, Grantee shall immediately notify the competing business of the existence of the covenants set forth above.
9.No Assignments: This Agreement is personal to each Grantee. The Grantee shall not assign, transfer or delegate any right or obligation hereunder without first obtaining the written consent of the Company.
10.Withholding Taxes: The Company may withhold any and all amounts payable to the Grantee hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
11.Governing Law: This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.
12.Other Benefits: The Award is an incentive award and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
13.No Right to Continued Employment or Service: Nothing in this Agreement shall confer upon the Grantee any right to continued employment or other service with the Company or its Subsidiaries, or to interfere in any way with the right of the Company or its Subsidiaries to terminate the Grantee’s employment or other service at any time and for any reason (or no reason).
14.Unfunded Benefit: The Award shall not be deemed to create a trust or other funded arrangement. The Grantee’s rights with respect to the Award shall be those of a general unsecured creditor of the Company, and under no circumstances shall the Grantee have any other interest in any asset of the Company by virtue of the grant of the Award. Notwithstanding the foregoing, the Company shall have the right (but not the obligation) to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations with respect to the Award.
15.Code Section 409A Compliance: Although the Company makes no guarantee with respect to the tax treatment of payment of the Award hereunder and shall not be responsible in any event with regard to non-compliance with Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder, this Agreement is intended to either comply with, or be exempt from, the requirements of Section 409A of the Code. To the extent that this Agreement is not exempt from the requirements of Section 409A of the Code, this Agreement is intended to comply with the requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalties that may be imposed on the Grantee by Section 409A of the Code or for damages for failing to comply with Section 409A of the Code.
16.Entire Agreement: This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted thereunder and as may be in effect from time to time. This Agreement may be amended or modified only by a written instrument executed by the Company and the Grantee. To the extent there are any conflicts between provisions this Agreement and any applicable employment agreement entered into between Grantee and the Company or its subsidiaries, the provisions of such employment agreement shall govern and nothing in this Agreement shall in any way amend, supersede or otherwise change any provisions or rights contained in such employment agreement.
Recoupment: The Grantee’s rights with respect to the Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with the Grantee, and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

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ACKNOWLEDGED AND AGREED:                COMMERCIAL VEHICLE GROUP, INC.

__/s/ James Ray________________________            ____/s/ Aneezal Mohamed______________
Signature of Employee - Grantee                Signature of Company Representative

_____James Ray________________________            ___Aneezal Mohamed__________________
Printed Name                            Printed Name

__Chief Legal Officer & Secretary__________
Title

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